Exhibit 99.11

ASSIGNMENT OF LIMITED PARTNERSHIP INTERESTS

This Assignment of Limited Partnership Interests (this “Assignment”), dated as of October 19, 2023, by and between Hicks Holdings Operating LLC (“Assignor”) and HH-BDH LLC, a Delaware limited liability company (“Assignee” and, together with Assignor, the “Parties”).

WHEREAS, Assignor holds the following securities issued by Beneficient Company Holdings, L.P., a Delaware limited partnership (the “Partnership”): Preferred Series A Subclass 1 Unit Accounts, with a capital account balance of $48,059,237, as of June 30, 2023, Preferred Series A Subclass 0 Unit Accounts of BCH with a capital account balance of $15,320,238, as of June 30, 2023, 48 Class S Preferred Units and 291,163 Class S Ordinary Units (such securities, collectively, the “Assigned Interests”); and

WHEREAS, it is the desire of Assignor to assign, transfer and convey to Assignee all of Assignor’s rights, title and interests in and to the Assigned Interests to Assignee, and Assignee wishes to accept such assignment, transfer and conveyance.

NOW, THEREFORE, for good and valuable consideration, the Parties agree as follows:

1. Assignment. Assignor hereby sells, conveys, assigns, transfers, contributes and delivers to Assignee and Assignee’s successors and assigns, all of Assignor’s rights, title and interests in and to the Assigned Interests, and Assignee hereby accepts and assumes said sale, conveyance, assignment, transfer, contribution and delivery from Assignor. Assignee accepts the Assigned Interests subject to all the obligations, restrictions, terms and provisions of the Eighth Amended and Restated Limited Partnership Agreement of the Partnership, dated June 7, 2023 (together with the Partnership’s other organizational documents, the “Organizational Documents”), and any remaining obligations under the Limited Partnership Interest Assignment Agreement, dated April 12, 2019, among Beneficient Holdings, Inc., Assignor and The Beneficient Company Group, L.P.

2. Admission of Assignee. Assignee hereby agrees to be admitted as a Limited Partner of the Partnership and be bound by all of the terms and provisions of, and assumes, agrees to perform and discharge when due any obligations of Assignor under, the Organizational Documents with respect to the Assigned Interests.

3. Replacement of Assignor. As of the date hereof, (a) all of Assignor’s rights and obligations under the Organizational Documents with respect to the Assigned Interests shall be irrevocably assigned to, and assumed by, Assignee in accordance with the terms of the Organizational Documents, (b) Assignee shall hold all of the rights, benefits and obligations to which Assignor would otherwise have been entitled and subject pursuant to the Organizational Documents with respect to the Assigned Interests as if Assignee were an original party thereto, and (c) Assignor shall have no obligations under the Organizational Documents with respect to the Assigned Interests from and after the date of this Assignment.

4. Governing Law. THIS ASSIGNMENT AND ALL DISPUTES ARISING HEREUNDER OR RELATED HERETO (“DISPUTES”) WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF LAWS OF ANY OTHER JURISDICTION.

5. Further Action. The Parties shall execute such further instruments and take such further action as may be reasonably necessary to carry out the intent of this Assignment.

6. Counterparts. This Assignment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned have caused this Assignment to be executed as of the date first set forth above.

ASSIGNOR:

HICKS HOLDINGS OPERATING LLC

By:	/s/ Thomas O. Hicks
Thomas O. Hicks
Manager

ASSIGNEE:

HH-BDH LLC

By:	/s/ Thomas O. Hicks
Thomas O. Hicks
Manager

[Signature page to Assignment of Limited Partnership Interests]